UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2016

Air Products and Chemicals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 Hamilton Boulevard, Allentown, Pennsylvania	18195-1501
(Address of Principal Executive Offices)	(Zip Code)

(610) 481-4911

Registrant’s telephone number, including area code

not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05   Costs Associated with Exit or Disposal Activities.

On March 29, 2016, the Board of Directors of Air Products and Chemicals, Inc. (the “Company”) determined that the Company will exit its Energy-from-Waste (EfW) business and discontinue efforts to start up and operate its two EfW projects located in Tees Valley, United Kingdom. The decision to exit the business and stop development of the projects was based on continued difficulties encountered in starting up the Tees Valley 1 project; and the Company’s conclusion, based on extended testing and analysis completed during the second fiscal quarter of 2016, that significant additional time and resources would be required to make the Tees Valley projects operational. In addition, the decision allows the Company to execute its strategy of focusing resources on its core Industrial Gases business. It is expected that wind down activities with respect to the Tees Valley projects will cease by the end of calendar year 2016.

As a result of the decision to exit the EfW business, the Company plans to report the EfW segment as a discontinued operation beginning with the Form 10-Q for the quarterly period ended March 31, 2016. The Company estimates that it will record total charges of $950 million —$1.1 billion as losses from discontinued operations. Approximately $900 million to $1.0 billion of this charge is expected to be recorded in the second quarter of fiscal 2016, of which $850 million to $900 million will account for the write down of plant assets to their estimated net realizable value. The remainder of the second quarter charge is attributable to estimated plant disposition and severance costs which are expected to result in future cash expenditures.

Amounts related to these actions are still being finalized. More details will be provided in the Company’s Form 10-Q for the quarterly period ended March 31, 2016. Additional exit costs may be recorded in future periods to wind down the plant and settle remaining purchase contracts. In addition, the Company is evaluating the disposition of an air separation unit in the Industrial Gases – EMEA segment that was constructed primarily to provide oxygen to one of the Tees Valley plants. The current value of this asset is approximately $60 million.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the expected amount and timing of charges and cash expenditures and expected completion of the contemplated actions. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including the risk that the charges or cash expenditures may be in excess of the estimated amounts or may occur in different fiscal periods than expected, the Company’s inability to complete actions to exit the EfW business within the time periods anticipated, and other risk factors, including those described in the Company’s Form 10-K for its fiscal year ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.
(Registrant)

Dated: April 4, 2016	By:	/s/ Mary T. Afflerbach
Mary T. Afflerbach
Corporate Secretary and Chief Governance Officer

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